Exhibit (a)(1)

OFFER TO PURCHASE

TO HOLDERS OF

1.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2036

(CUSIP Number: 001084AM4)

ISSUED BY

AGCO CORPORATION

Reference is made to the Indenture, dated as of December 4, 2006 (the “Indenture”), between AGCO Corporation, a Delaware corporation (the “Company,” “we,” “us” and “our”), and Union Bank, N.A. (formerly Union Bank of California, N.A.), as trustee (the “Trustee”), relating to the Company’s 1.25% Convertible Senior Subordinated Notes Due 2036 (the “Notes”). Section 3.06 of the Indenture requires the Company to repurchase all or part of the Notes, at the option of each holder, on December 15, 2013, upon the terms and subject to the conditions set forth in the Indenture. Since December 15, 2013 is a Sunday, the repurchase date will occur on December 16, 2013, the next succeeding business day, under the terms of the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, as required by the Indenture, the Company will repurchase properly tendered Notes on December 16, 2013 (the “December 16 Repurchase Date”). In order to comply with U.S. federal securities laws, the Company also is offering to repurchase properly tendered notes on December 31, 2013 (the “December 31 Repurchase Date,” together with the December 16 Repurchase Date, the “Repurchase Dates”). The offer to repurchase the Notes on the Repurchase Dates, as described in this Offer to Purchase, is referred to herein as the “Repurchase Offer.” Holders may accept the Repurchase Offer by tendering through the transmittal procedures of The Depository Trust Company (“DTC”) no later than 11:59 p.m., New York City time, on December 31, 2013. For each $1,000 aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Offer, we will pay, in cash, a repurchase price of $1,000, plus accrued and unpaid interest to, but excluding, December 15, 2013 with respect to the December 16 Repurchase Date, and December 31, 2013 with respect to the December 31 Repurchase Date (the “Repurchase Price”).

We will forward to the Paying Agent (as defined below), no later than 10:00 a.m., New York City time, on December 17, 2013, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered and not properly withdrawn by 11:59 p.m., New York City time, on December 16, 2013. We estimate that the Repurchase Price for this Repurchase Date will be approximately $1006.25 per $1,000 aggregate principal amount of Notes tendered.

We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on January 2, 2014, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered and not properly withdrawn between 12:00 a.m., New York City time, on December 17, 2013 and 11:59 p.m., New York City time, on December 31, 2013. We estimate that the Repurchase Price for this Repurchase Date will be approximately $1000.56 per $1,000 aggregate principal amount of Notes tendered. The difference in the Repurchase Prices relates solely to the amount of accrued interest.

Notes tendered for purchase may be withdrawn by complying with the withdrawal procedures of DTC at any time on or prior to 11:59 p.m., New York City time, on December 31, 2013. After such time and the payment of the applicable Repurchase Price, all rights of holders of Notes tendered pursuant to the Repurchase Offer will terminate.

Alternative to the Repurchase Offer:

You May Elect to Convert Your Notes

The Indenture provides that, notwithstanding the Repurchase Offer, the holders of the Notes have a right to convert the Notes under certain circumstances. The Notes are currently convertible through at least December 31, 2013 (the “Conversion Option”) because the closing sale price of the Company’s common stock, $0.01 par value per share (the “Common Stock”), exceeded 120% of the amount equal to $1,000 divided by the conversion rate then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter. Whether or not the Notes are convertible after December 31, 2013 will depend on whether the requirements triggering the right to convert are met in the future. Upon conversion, the holders of surrendered Notes will receive the consideration specified in Section 14.04 of the Indenture (the “Conversion Consideration”). The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the trading price of the Common Stock is above a certain threshold, is comprised of shares of the Common Stock and cash in lieu of fractional shares of the Common Stock. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Common Stock for a 10-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase and

Section 14.04 of the Indenture. The conversion rate for the Notes is currently 24.7268 shares of the Common Stock per $1,000 principal amount of the Notes. Based on the closing sale price of the Common Stock on November 25, 2013, the Repurchase Prices are less than the value of the Conversion Consideration, although the value of the Conversion Consideration will fluctuate with the market price of the Common Stock and could be lower than the Repurchase Prices at the time of a conversion.

Your Conversion Option is separate from the Repurchase Offer. Holders who validly tender all or part of their Notes pursuant to the Repurchase Offer may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 11:59 p.m., New York City time, on December 31, 2013. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Offer will no longer be able to exercise the Conversion Option, unless we fail to pay the Repurchase Price. Notes surrendered for conversion may not be withdrawn.

As of November 25, 2013, $201.25 million aggregate principal amount of Notes remained outstanding. The Trustee has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes held the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or conversion must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as our paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Repurchase Offer and the Conversion Option.

This Offer to Purchase is being provided pursuant to Section 3.07 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture. The Repurchase Offer is subject to the terms and conditions of the Indenture, the Notes, this Offer to Purchase and related materials (collectively, as amended or supplemented from time to time, the “Repurchase Offer Materials”).

You should review the Repurchase Offer Materials carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to accept the Repurchase Offer or to exercise the Conversion Option and, if so, the amount of your Notes to tender or convert. None of the Company, its Board of Directors, its employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to accept or refrain from accepting the Repurchase Offer, or to exercise or refrain from exercising the Conversion Option.

The Paying Agent and Conversion Agent is:

UNION BANK, N.A.

By Hand, Overnight Delivery or Registered or Certified Mail:	To Confirm By Telephone or For Information:

Union Bank, N.A. 120 South San Pedro Street, 4th Floor Los Angeles, California 90012 Attn: Josefina Benavides/ Linh Duong	(213) 972-5679 or (213) 972-5681

Additional copies of the Repurchase Offer Materials may be obtained from the Paying Agent at its address set forth above.

The date of this Offer to Purchase is November 27, 2013.

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Offer Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Offer Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Offer Materials shall not under any circumstances create any implication that the information contained in the Repurchase Offer Materials is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OFFER	5

1. Information Concerning the Company	5

2. Information Concerning the Notes	5

2.1 The Company’s Obligation to Purchase the Notes	5

2.2 Repurchase Price	6

2.3 Conversion Option	6

2.4 Market for the Notes and the Common Stock	7

2.5 Interest	8

2.6 Redemption	8

2.7 Repurchase at Option of Holder	8

2.8 Conversion Privilege	9

2.9 Ranking	9

2.10 Dividends	9

3. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase	9

3.1 Method of Delivery	9

3.2 Agreement to Be Bound	10

3.3 Delivery of Notes	11

4. Right of Withdrawal	11

5. Payment for Tendered Notes; Source and Amount of Funds	11

6. Cancellation of Notes Acquired	11

7. Plans or Proposals of the Company	12

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	12

9. Agreements Involving the Company’s Securities	12

10. Purchases of Notes by the Company and its Affiliates	12

11. Certain U.S. Tax Considerations	12

i

12. Additional Information	15

13. No Solicitations	16

14. Definitions	16

15. Conflicts	16

ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Offer. To understand the Repurchase Offer fully and for a more complete description of the terms of the Repurchase Offer, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

AGCO Corporation

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes on December 15, 2013. Since December 15, 2013 is a Sunday, the repurchase date will occur on December 16, 2013, the next succeeding business day, under the terms of the Indenture. In order to comply with U.S. federal securities laws, the Company also is offering to repurchase properly tendered notes on December 31, 2013. (Page 5)

What Notes are you obligated to purchase?

We are obligated to purchase all outstanding Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of November 25, 2013, $201.25 million aggregate principal amount of Notes remained outstanding. (Page 5)

How much will you pay and what is the form of payment?

For each $1,000 aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Offer, we will pay, in cash, a Repurchase Price of $1,000, plus accrued and unpaid interest to, but excluding December 15, 2013 with respect to the December 16 Repurchase Date, and December 31, 2013 with respect to the December 31 Repurchase Date. We estimate that the Repurchase Price will be approximately $1006.25 and $1000.56 per $1,000 aggregate principal amount of Notes tendered for the December 16 Repurchase Date and the December 31 Repurchase Date, respectively. The difference in the Repurchase Prices relates solely to the amount of accrued interest. The Repurchase Prices are based solely on the requirements of the Indenture and the Notes and are not intended to bear any relationship to the market price of the Notes or the Common Stock. (Page 6)

If I tender my Notes, when will I receive payment for them?

On each Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn in accordance with the Repurchase Offer Materials. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on December 17, 2013, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered by 11:59 p.m., New York City time, on December 16, 2013. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on January 2, 2014, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered between 12:00 a.m., New York City time, on December 17, 2013 and 11:59 p.m., New York City time, on December 31, 2013. The Paying Agent has advised us that it will promptly distribute the cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 11)

What is the Conversion Option for my Notes?

The Indenture also provides that the Notes are convertible under certain circumstances. Holders of the Notes currently have the Conversion Option because the closing sale price of the Common Stock exceeded 120% of the amount equal to $1,000 divided by the conversion rate then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter. The currently available Conversion Option will be available through at least December 31, 2013. Whether or not the Notes are convertible after that date will depend on whether the requirements triggering the right to convert are met in the future. Upon conversion, the holders of surrendered Notes will receive the Conversion Consideration, which consists of two components. The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the trading price of the Company’s Common Stock is above a certain threshold, is comprised of shares of the Common Stock and cash in lieu of fractional shares of the Common Stock. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Common Stock for a 10-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 under “Important Information Concerning the Repurchase Option” in this Offer to Purchase and Section 14.04 of the Indenture.

If you exercise the Conversion Option, you will no longer be able to participate in the Repurchase Offer. If you exercise the Conversion Option, you may not withdraw the conversion. If you do not tender your Notes pursuant to the Repurchase Offer, you retain the conversion privilege associated with your Notes, subject to the terms and conditions set forth in the Indenture.

If you validly tender all or part of your Notes pursuant to the Repurchase Offer, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 11:59 p.m., New York City time, on December 31, 2013. If you validly tender and do not validly withdraw your Notes prior to 11:59 p.m., New York City time, on December 31, 2013, you will no longer have the conversion privilege with respect to your tendered Notes, unless we fail to pay the applicable Repurchase Price. (Page 6)

What is the relationship between the Repurchase Offer and the Conversion Option?

The Repurchase Offer is separate from the Conversion Option. If you tender your Notes pursuant to the Repurchase Offer, you will not be able to convert those Notes unless you withdraw the previously tendered Notes prior to 11:59 p.m., New York City time, on December 31, 2013. If you do not tender your Notes pursuant to the Repurchase Offer, your Conversion Option will not be affected. If you have exercised your Conversion Option, you may not tender those Notes under the Repurchase Offer. (Page 6)

What happens if I do not validly tender my Notes pursuant to the Repurchase Offer or exercise the Conversion Option?

If you do not tender or convert your Notes, the Notes will remain outstanding and subject to the Indenture. We may choose to redeem the Notes on or after December 19, 2013. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not widely reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Conversion Consideration. We urge you to obtain current market information for the Notes, to the extent available, and the expected value of the Conversion Consideration prior to making any decision with respect to the Repurchase Offer. (Page 7)

What do the Board of Directors of the Company and the Trustee think of the Repurchase Offer and the Conversion Option?

None of the Company, its Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to accept or refrain from accepting the Repurchase Offer or to exercise or refrain from exercising the Conversion Option. You must make your own independent decision as to whether or not to accept the Repurchase Offer or to exercise the Conversion Option and, if so, the amount of your Notes to tender or convert. The Repurchase Offer as described in this Offer to Purchase is based on the requirements of the Indenture and the Notes. (Page 6)

When does the Repurchase Offer expire?

The Repurchase Offer expires at 11:59 p.m., New York City time, on December 31, 2013. We do not intend to extend the period you have to accept the Repurchase Offer unless required to do so by U.S. federal securities laws or other applicable law. (Page 5)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied. (Page 6)

How do I tender my Notes for repurchase?

To tender your Notes for purchase pursuant to the Repurchase Offer, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than 11:59 p.m., New York City time, on December 31, 2013.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 11:59 p.m., New York City time, on December 31, 2013.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Offer set forth in the Repurchase Offer Materials. (Page 9)

What are my withdrawal rights?

You can withdraw Notes previously tendered for purchase at any time until 11:59 p.m., New York City time, on December 31, 2013. (Page 11)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 11:59 p.m., New York City time, on December 31, 2013.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on December 31, 2013. (Page 11)

If I want to convert my Notes, what should I do?

If you elect to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form and the Notes to the Conversion Agent, (ii) pay any transfer or similar tax, if required, and (iii) pay cash equal to the amount of interest due on the next interest payment date of such Notes, if required. Please direct any questions or requests for assistance in connection with the conversion of Notes to the Conversion Agent at the address and telephone number set forth on the front cover of this Offer to Purchase. (Page 6)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 11:59 p.m., New York City time, on December 31, 2013, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes. (Page 9)

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (Page 9)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on tendered Notes will cease to accrue as of the end of the day on December 14, 2013 with respect to the December 16 Repurchase Date and as of the end of day on December 30, 2013 with respect to the December 31 Repurchase Date; provided that we have not defaulted in making payment of the applicable Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. (Page 8)

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. Pursuant to Section 3.06 of the Indenture, you have the right to require us to repurchase the Notes for cash on December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031, at a purchase price equal to 100% of principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable repurchase date. In addition, pursuant to Section 3.05 of the Indenture, if a Designated Event (as defined in the Indenture) occurs in the future with respect to the Company, you will have the right, at your option, to require us to purchase your Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable repurchase date. These rights to require the Company to repurchase the Notes in the future will only be available to holders if the Company does not redeem the Notes beforehand. The Company may redeem the Notes at any time on or after December 19, 2013. (Page 8)

If I do not tender my Notes for purchase, will it affect my conversion privilege?

No. If you do not tender your Notes for purchase, your conversion privilege will not be affected by the Repurchase Offer. You will continue to have the right to convert the Notes in accordance with the Indenture. However, the Notes are currently convertible because the closing sale price of the Common Stock exceeded 120% of the amount equal to $1,000 divided by the conversion rate then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter. The currently available Conversion Option will be available through at least December 31, 2013. Whether or not the Notes are convertible after that date will depend on whether the requirements triggering the right to convert are met in the future. Section 14.01 of the Indenture specifies the criteria for conversion. (Page 6)

If I do not tender my Notes for repurchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture. (Page 8)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with accepting the Repurchase Offer. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 9)

What are the U.S. federal income tax consequences of accepting the Repurchase Offer?

The receipt of cash in exchange for Notes pursuant to the acceptance of the Repurchase Offer generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes upon acceptance of the Repurchase Offer, see Section 11 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase. (Page 12)

Who is the Paying Agent and Conversion Agent?

Union Bank, N.A., the Trustee under the Indenture, also is serving as Paying Agent in connection with the Repurchase Offer and the Conversion Agent for the Notes in connection with the Conversion Option, and may be contacted at the address and telephone number set forth on the front cover of this Offer to Purchase. (Page 5)

Whom can I talk to if I have questions about the Repurchase Offer?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Offer may be directed to the Paying Agent at the address and telephone number set forth on the front cover of this Offer to Purchase. (Page 5)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. In many cases, you can identify forward-looking statements by our use of terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Purchase regarding the financial position, business strategy and plans or objectives for future operations of the Company are forward-looking statements.

Forward-looking statements represent management’s judgments and assumptions regarding future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of the Company will occur, that their respective judgments or assumptions will prove correct or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance on any forward-looking statements of the Company.

In addition, statements in this Offer to Purchase are made as of November 27, 2013 unless otherwise indicated, and should not be relied upon as representing our views as of any other date. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OFFER

1. Information Concerning the Company. The Company is a leading manufacturer and distributor of agricultural equipment and related parts in more than 140 countries. The Company sells a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment, tillage, implements and grain storage and protein production systems. In addition, the Company provides retail financing through its finance joint ventures.

The Company is organized under the laws of the State of Delaware. The Company’s principal executive offices are located at 4205 River Green Parkway, Duluth, Georgia and its telephone number is (770) 813-9200. Shares of the Company’s Common Stock trade on The New York Stock Exchange (“NYSE”) under the symbol “AGCO.” The Company’s website can be found at www.agcocorp.com. The information on, or accessible through, the Company’s website is not part of this Offer to Purchase.

2. Information Concerning the Notes. The Notes were issued under the Indenture in December 2006 in an aggregate principal amount of $201.25 million and mature on December 15, 2036. As of November 25, 2013, $201.25 million aggregate principal amount of Notes remained outstanding.

We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Repurchase Offer and the Conversion Option. If you have any questions regarding the Repurchase Offer, you should contact the Paying Agent.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.06 of the Indenture on December 15, 2013. Since December 15, 2013 is a Sunday, the repurchase date will occur on December 16, 2013, the next succeeding business day, under the terms of the Indenture. In order to comply with U.S. federal securities laws, the Company also is offering to repurchase properly tendered notes on December 31, 2013. For information regarding the Repurchase Price, see Section 2.2 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase. Holders may accept the Repurchase Offer by tendering through the transmittal procedures of DTC no later than 11:59 p.m., New York City time, on December 31, 2013. We do not intend to extend the period that holders have to tender the Notes pursuant to the Repurchase Offer unless required to do so by the U.S. federal securities laws or other applicable law. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on December 17, 2013, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered by 11:59 p.m., New York City time, on December 16, 2013. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on January 2, 2014, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered between 12:00 a.m., New York City time, on December 17, 2013 and 11:59 p.m., New York City time, on December 31, 2013.

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied. There are no material financing conditions in connection with the Company’s obligation to consummate the Repurchase Offer.

2.2 Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by us on each Repurchase Date is $1,000, plus accrued and unpaid interest to, but excluding December 15, 2013 with respect to the December 16 Repurchase Date, and December 31, 2013 with respect to the December 31 Repurchase Date, for each $1,000 principal amount of the Notes validly tendered for purchase and not validly withdrawn. We estimate that the Repurchase Price will be approximately $1006.25 and $1000.56 per $1,000 aggregate principal amount of Notes tendered for the December 16 Repurchase Date and the December 31 Repurchase Date, respectively. The difference in the Repurchase Prices relates solely to the amount of accrued interest. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

Interest on tendered Notes will cease to accrue as of the end of the day on December 14, 2013 with respect to the December 16 Repurchase Date and as of the end of day on December 30, 2013 with respect to the December 31 Repurchase Date; provided that we have not defaulted in making payment of the applicable Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn.

The Repurchase Price is based on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on either Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the Common Stock before making a decision whether to tender Notes for purchase. See Section 2.4 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase for more information on the market for the Notes and the Common Stock.

None of the Company, its Board of Directors, its employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to accept or refrain from accepting the Repurchase Offer or to exercise or refrain from exercising the Conversion Option. You must make your own independent decision as to whether or not to accept the Repurchase Offer or to exercise your Conversion Option and, if so, the amount of your Notes to tender or convert based on your own independent assessment of the current market value of the Notes, the Common Stock and other relevant factors.

2.3 Conversion Option. Your Notes are currently convertible under the terms of the Indenture because the closing sale price of the Common Stock exceeded 120% of the amount equal to $1,000 divided by the conversion rate then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter. If you do not tender your Notes pursuant to the Repurchase Offer, you will retain the conversion privilege associated with your Notes, subject to the terms and conditions set forth in the Indenture. However, the currently available Conversion Option is only certain to be available through December 31, 2013. Whether or not the Notes are convertible after that date will depend on whether the requirements triggering the right to convert are met in the future. Section 14.01 of the Indenture specifies the criteria for conversion. See Section 2.8 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase and Article 14 of the Indenture for more information regarding the conversion privilege.

In order to exercise the Conversion Option, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form and the Notes to the Conversion Agent, (ii) pay any transfer or similar tax, if required, and (iii) pay cash equal to the amount of interest due on the next interest payment date of such Notes, if required.

Upon conversion, you will receive the Conversion Consideration, which is equal to the sum of the “daily settlement amounts” (as described below) for each of the 10 trading days during the “observation period” (as described below) per $1,000 principal amount being converted.

The “observation period” with respect to any Note means the 10 consecutive trading days beginning on, and including, the second trading day following the conversion date. The “daily settlement amount,” for each of the 10 trading days during the observation period, consists of: (i) cash equal to the lesser of $100 and the “daily conversion value” (as described below); and (ii) to the extent the daily conversion value exceeds $100, a number of shares of the Common Stock equal to: (x) the excess of the daily conversion value over $100, divided by (y) the volume weighted average price of the Common Stock on that trading day. We will deliver cash in lieu of any fractional shares of the Common Stock based on the volume weighted average price per share of the Common Stock on the last trading day of the observation period.

The “daily conversion value” on a given trading day means one-tenth of the product of: (i) the applicable conversion rate, and (ii) the volume weighted average price of the Common Stock on that trading day. “Trading day” means any day during which trading in the Common Stock generally occurs on the primary U.S. national securities exchange or market on which the Common Stock is listed or admitted to trading. The “volume weighted average price” per share of the Common Stock on any trading day means such price as displayed on Bloomberg page AGCO <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is unavailable, the market value of one share of the Common Stock on such day as determined by our board of directors in good faith using a volume weighted method.

The conversion rate for the Notes is currently 24.7268 shares of the Common Stock per $1,000 principal amount of the Notes.

No payment or adjustment will be made for accrued interest on converted Notes and such accrued interest shall be deemed paid in full upon delivery of the Conversion Consideration. If any holder exercises the Conversion Option after the close of business on the record date for the payment of an installment of interest (which in this particular circumstance is December 1, 2013) and prior to the related interest payment (which in this particular circumstance is December 15, 2013), then, notwithstanding the exercise of the Conversion Option, the interest payable with respect to such Notes on such interest payment date will be paid on such interest payment date to the holder of record of the Notes at the close of business on such record date; provided, however, that such Notes, when surrendered for conversion, must be accompanied by payment in cash to the Conversion Agent on behalf of the Company of an amount equal to the full amount of interest payable on such interest payment date on the portion of Notes converted.

If you validly tender all or part of your Notes pursuant to the Repurchase Offer, you may not surrender such Notes for conversion unless you validly withdraw such Notes on or prior to 11:59 p.m., New York City time, on December 31, 2013. If you validly tender and do not validly withdraw your Notes prior to December 31, 2013, you will no longer have the conversion privilege with respect to your tendered Notes, unless we fail to pay the Repurchase Price.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Offer.

2.4 Market for the Notes and the Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not widely reported and can be difficult to monitor.

Following the expiration of the Repurchase Offer, we expect that the Notes not purchased pursuant to the Repurchase Offer and not converted pursuant to the Conversion Option will continue to be traded over-the-counter. As a result of any purchase of Notes made pursuant to the Repurchase Offer or conversion of Notes pursuant to the Conversion Option, however, the trading market for the Notes that remain outstanding may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a large float. Consequently, a significant reduction in the amount of Notes pursuant to the Repurchase Offer or the Conversion Option would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding. We cannot assure you that a trading market will exist for the Notes following December 31, 2013. The extent of the market for the Notes following December 31, 2013 will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market for the Notes.

The Trustee has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of November 25, 2013, $201.25 million aggregate principal amount of Notes remained outstanding and Cede & Co. as nominee for DTC was the sole record holder of the Notes.

The Notes are currently convertible for the consideration described in Section 2.3 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase, which may include shares of Common Stock. The Common Stock trades on the NYSE under the symbol “AGCO.” The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock on the NYSE.

	Common Stock Price
	High	Low
2013
4th Quarter (through November 25, 2013)	$64.60	$56.44
3rd Quarter	61.88	49.63
2nd Quarter	56.83	47.29
1st Quarter	55.15	49.06
2012
4th Quarter	$49.90	$42.48
3rd Quarter	48.00	40.29
2nd Quarter	51.25	38.09
1st Quarter	54.00	43.99
2011
4th Quarter	$47.57	$30.11
3rd Quarter	52.98	33.30
2nd Quarter	59.81	44.56
1st Quarter	57.20	48.52

On November 25, 2013, the last reported sales price of the Common Stock on the NYSE was $57.82 per share. As of November 25, 2013, there were approximately 97.36 million shares of the Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision with respect to the Repurchase Offer or the Conversion Option.

2.5 Interest. The Notes that remain outstanding after consummation of the Repurchase Offer will continue to accrue interest until the date of maturity, December 15, 2036, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. Interest on the outstanding Notes is paid on June 15 and December 15 of each year to record holders of the Notes as of the preceding June 1 and December 1, as applicable, until the date of maturity, December 15, 2036, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 1.25%.

Holders who validly tender, and do not validly withdraw, their Notes in connection with the Repurchase Offer will be entitled to receive accrued, but unpaid cash interest payable on their Notes accrued to, but excluding, December 15, 2013 with respect to the December 16 Repurchase Date, and December 31, 2013 with respect to the December 31 Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount tendered for purchase and not validly withdrawn: 1.25% multiplied by the number of days from the last interest payment date to, but excluding, December 15, 2013 with respect to the December 16 Repurchase Date, and December 31, 2013 with respect to the December 31 Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $6.25 and $0.56 per $1,000 principal amount of Notes validly tendered, and not validly withdrawn, for the December 16 Repurchase Date and the December 31 Repurchase Date, respectively.

Holders converting Notes will not receive a cash payment for accrued and unpaid interest, except as described in Section 2.3 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase. If you do not tender or convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture.

2.6 Redemption. Beginning December 19, 2013, we may redeem for cash all or part of the Notes at any time, upon not less than 30 nor more than 60 days’ notice to holders of the Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the date of redemption. If we call the Notes for redemption, holders will be able to convert the Notes for the Conversion Consideration until the business day prior to the date of redemption.

2.7 Repurchase at Option of Holder. Pursuant to Section 3.06 of the Indenture, you have the right to require us to purchase the Notes for cash on December 15, 2016, December 15, 2021, December 15, 2026 and December 15, 2031 at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable repurchase date. In addition, pursuant to Section 3.05, if a Designated Event (as defined in the Indenture) occurs in the future with respect to the Company, you will have the right, at your option, to require us to purchase your Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable designated event purchase date.

2.8 Conversion Privilege. Section 14.01 of the Indenture provides that the Notes are convertible if any of the following conditions are satisfied:

•	the closing sale price of the Common Stock exceeds 120% of the amount equal to $1,000 divided by the conversion rate then in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter;

•	during the five business days immediately after any five consecutive trading days in which the trading per $1,000 principal amount of the Notes for each day of such five trading days was less than 98% of the product of the closing sale price of the Common Stock on the applicable date and the conversion rate;

•	the Company calls the Notes for redemption;

•	the Company distributes to all holders of its Common Stock rights entitling them to purchase shares of Common Stock, at a price per share less than the average closing sale price of the Common Stock for the ten trading days immediately preceding, but not including, the date such distribution is first publicly announced by the Company;

•	the Company distributes to all holders of its Common Stock, assets (including cash), debt securities or rights to purchase its securities, where the “fair market value” (as defined in the Indenture) of such distribution per share of Common Stock exceeds 5% of the closing sale price of the Common Stock on the trading day immediately preceding the date such distribution is first publicly announced by the Company;

•	the Company consolidates with, or merges with or into, another entity or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets, in each case, pursuant to which the Common Stock would be converted into cash, securities or other property; and

•	at any time from September 15, 2036 to the trading day immediately preceding December 15, 2036.

For additional information regarding the conversion rate, conversion procedures and Conversion Consideration, see Section 2.3 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase.

2.9 Ranking. The Notes are general, unsecured obligations and are subordinated to all of our existing and future senior indebtedness and effectively subordinated to all debt and other liabilities of our subsidiaries. The Notes also are effectively subordinated to all of our secured indebtedness to the extent of the collateral securing such indebtedness. As of October 31, 2013, the total amount of long-term debt of the Company was approximately $1,028.45 million.

2.10 Dividends. Holders of Notes are not entitled to dividends. In the event that the Notes are converted and Common Stock is issued in connection with such conversion, holders will thereafter be entitled to dividends, if any, paid by the Company to its stockholders.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Purchase, Cede & Co. as the nominee for DTC, is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with accepting the Repurchase Offer. However, there may be commissions you need to pay to your broker in connection with your tender of Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Offer on or before 11:59 p.m., New York City time, on December 31, 2013 will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes.

3.1 Method of Delivery. Since Cede & Co. as the nominee for DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through ATOP. Any tender of Notes is at the risk of the person tendering those Notes.

3.2 Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Offer, such Notes shall be purchased as of the applicable Repurchase Date pursuant to the terms and conditions specified in the Repurchase Offer Materials;

•	such holder has received the Offer to Purchase and acknowledges that the Offer to Purchase provides the notice required pursuant to the Indenture with respect to the Repurchase Offer;

•	such holder agrees to all of the terms of the Repurchase Offer Materials;

•	upon the terms and subject to the conditions set forth in the Repurchase Offer Materials and effective upon the acceptance for payment of the holder’s Notes, such holder (i) irrevocably sells, assigns and transfers to us all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in the Repurchase Offer Materials;

•	such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such holder understands that all Notes validly tendered for purchase and not validly withdrawn will be purchased at the applicable Repurchase Price, in cash, subject to the terms and conditions of the Repurchase Offer Materials, as amended and supplemented from time to time, on the applicable Repurchase Date;

•	payment for Notes purchased pursuant to the Repurchase Offer Materials will be made by deposit of the applicable Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•	tenders of Notes may be withdrawn by complying with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on December 31, 2013;

•	all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our discretion; in the event of a dispute, a holder may challenge our determinations in a court of competent jurisdiction.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “—Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes prior to 11:59 p.m., New York City time, on December 31, 2013; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on December 31, 2013.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of an agreement to be bound by the terms of the Repurchase Offer Materials, including those set forth in Section 3.2 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or surrendered for conversion must be delivered through the transmittal procedures of DTC.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on December 31, 2013.

4. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on December 31, 2013. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 3 under “Important Information Concerning the Repurchase Offer” in this Offer to Purchase.

In order to withdraw Notes on or prior to December 31, 2013, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on December 31, 2013. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. In the event of a dispute, a holder may challenge our determinations in a court of competent jurisdiction.

Notes tendered for purchase pursuant to the Repurchase Offer may not be converted unless such Notes are first withdrawn on or prior to 11:59 p.m., New York City time, on December 31, 2013.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to December 31, 2013, you must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on December 31, 2013.

5. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on December 17, 2013, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered by 11:59 p.m., New York City time, on December 16, 2013. We will forward to the Paying Agent, no later than 10:00 a.m., New York City time, on January 2, 2014, the appropriate amount of cash required to pay the Repurchase Price for all Notes tendered between 12:00 a.m., New York City time, on December 17, 2013 and 11:59 p.m., New York City time, on December 31, 2013. The Paying Agent has advised that it will promptly distribute the cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The maximum amount of funds required by us to purchase the Notes will be approximately $202.51 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand.

6. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to this Offer to Purchase will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as otherwise disclosed in this Offer to Purchase, neither the Company nor, to the best of the Company’s knowledge, any of the persons identified in Annex A to this Offer to Purchase currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	the Common Stock ceasing to be authorized to be listed on the NYSE;

•	the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), being terminated or suspended;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company and based on a reasonable inquiry by the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Offer to Purchase as Annex A.

9. Agreements Involving the Company’s Securities. Except as described in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Offer or a redemption of the Notes in accordance with the terms and conditions of the Indenture and the Notes until at least the tenth business day after December 31, 2013. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes on the open market, in private transactions, through subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Prices and on other terms and for forms of consideration that may be different from those of the Repurchase Offer. A decision to purchase Notes following the tenth business day after December 31, 2013, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Offer and converted pursuant to the Conversion Option, the market price of the Notes, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11. Certain U.S. Tax Considerations. The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a holder’s decision whether to accept the Repurchase Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change or differing interpretations, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person subject to the alternative minimum tax;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder’s decision whether to accept the Repurchase Offer. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of accepting the Repurchase Offer or, alternatively, choosing not to accept such Repurchase Offer and instead either continuing to hold the Notes or exercising the Conversion Option, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A “U.S. holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation organized under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Generally, a U.S. holder will recognize capital gain or loss upon the acceptance of the Repurchase Offer. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued but unpaid interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Note tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Offer. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

Backup Withholding and Information Reporting

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations. A U.S. holder may be subject to backup withholding on payments received with respect to the Notes unless such U.S. holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder may provide such holder’s correct taxpayer identification number and certify that such U.S. holder is not subject to backup withholding by completing an IRS Form W-9 and submitting it to the Paying Agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following describes the tax consequences of the acceptance of the Repurchase Offer to a non-U.S. holder. A “non-U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder (as defined above). This section does not apply to U.S. holders.

Amounts received pursuant to the acceptance of the Repurchase Offer, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own ten percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Offer unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. If you are a non-U.S. holder described in (i) above, you generally will be subject to a flat 30% U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Repurchase Offer.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Offer are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

Any payment received by a non-U.S. holder from the sale of a Note may be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its status as a non-U.S. person (for U.S. federal income tax purposes) under penalties of perjury on IRS Form W-8BEN (which is available from the IRS’s website at http://www.irs.gov/) or otherwise establishes an exemption, provided that neither we nor our Paying Agent has actual knowledge or reason to know that the non-U.S. holder is a U.S. person (for U.S. federal income tax purposes) or that the conditions of such other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

12. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Offer. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Offer to Purchase some of the information that the Company files, and that the Company previously filed, with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC by the Company on February 27, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed with the SEC by the Company on May 8, 2013, August 8, 2013 and November 7, 2013, respectively;

•	Current Reports on Form 8-K filed with the SEC by the Company on April 30, 2013 (Item 5.07) and October 29, 2013 (Item 5.02);

•	all documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 11:59 p.m., New York City time, on December 31, 2013 (as such date may be extended); and

•	the description of the Common Stock contained in the Registration Statement on Form S-3 filed with the SEC by the Company on March 12, 2004, as amended by the Registration Statement on Form S-3/A filed with the SEC by the Company on June 4, 2004, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in the documents referred to above, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

Notwithstanding the foregoing, the Schedule TO to which this Offer to Purchase relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Offer.

14. Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

November 27, 2013	AGCO CORPORATION

ANNEX A

AGCO CORPORATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Below are the names of each of the directors and executive officers of the Company as of the date of this Offer to Purchase. The business address of each person is 4205 River Green Parkway, Duluth, Georgia 30096.

AGCO Corporation Directors

Martin H. Richenhagen

Roy V. Armes

Michael C. Arnold

P. George Benson

Wolfgang Deml

Luiz Fernando Furlan

George E. Minnich

Gerald L. Shaheen

Mallika Srinivasan

Hendrikus Visser

AGCO Corporation Executive Officers

Name	Position
Martin H. Richenhagen	President and Chief Executive Officer
Roger N. Batkin	Vice President, General Counsel and Corporate Secretary
Andrew H. Beck	Senior Vice President, Chief Financial Officer
David L. Caplan	Senior Vice President, Materials Projects
André M. Carioba	Senior Vice President, General Manager, South America
Gary L. Collar	Senior Vice President, General Manager, Asia/Pacific
Robert B. Crain	Senior Vice President, General Manager, North America
Helmut R. Endres	Senior Vice President, Engineering
Eric P. Hansotia	Senior Vice President, Global Harvesting and Advanced Technology Solutions
Randall G. Hoffman	Senior Vice President, Global Sales, Marketing and Product Management
Lucinda B. Smith	Senior Vice President, Global Business Services
Rob Smith	Senior Vice President, General Manager, Europe, Africa and Middle East
Hans-Bernd Veltmaat	Senior Vice President, Chief Supply Chain Officer
Thomas F. Welke	Senior Vice President, Global Grain and Protein, GSI